EXHIBIT 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-43114, 333-89082, 333-121437 and 333-137351) and in the Registration Statements on Form S-3 (Nos. 333-65716, 333-70562, 333-86892, 333-102273, 333-102995, 333-103980, 333-121438, 333-121475, 333-135096 and 137350) of Monogram Biosciences, Inc. (formerly ViroLogic, Inc.) of our report dated March 8, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 8, 2007